Exhibit 99.1

News release

Enbridge Energy Partners Announces $400 Million Private
Offering Of Senior Notes

Houston, May 20 /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) today announced that it has priced a private offering of $200,000,000 principal amount of 4.75% Senior Notes due 2013 at an offering price of $99.85 (per $100 of principal) to yield 4.769% and $200,000,000 principal amount of 5.95% Senior Notes due 2033 at an offering price of $99.818 (per $100 of principal) to yield 5.963%.  The Notes have been assigned ratings of Baa2 by Moody’s and BBB by both Standard & Poor’s and Dominion Bond Rating Service (DBRS).

Enbridge Energy Partners will use the net proceeds of approximately $396 million to repay existing loans from affiliates of Enbridge Inc. (TSX:ENB, NYSE:ENB) and bank debt incurred to finance recent acquisitions and system expansions.  The offering is scheduled to close on May 27, 2003.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.  The offering is being made only to qualified institutional buyers under Rule 144A and to persons outside the United States in reliance on Regulation S.  The Senior Notes have not been registered under United States or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Investor Relations Contact:

Tracy Barker

Toll-free: (866) EEP INFO or (866) 337-4636

Facsimile: (713) 821-2230

E-mail: investor@enbridgepartners.com

Source:	Enbridge Energy Partners, L.P. (NYSE:EEP)
Enbridge Energy Management L.L.C. (NYSE:EEQ)